                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Commonwealth Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[X]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Dear Stockholder:

      You are cordially invited to the Annual Meeting of Stockholders of Commonwealth Industries, Inc. scheduled to be held at the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky, on Friday, April 23, 1999, commencing at 10:00 A.M., Eastern time. Your Board of Directors and management look forward to greeting those of you who are able to attend in person.

      At the meeting, you will be asked to elect two directors to serve until the Annual Meeting of Stockholders in 2002. You are also being asked to approve an increase in the number of shares authorized for awards of options and restricted stock to key employees and options and unrestricted stock to non-employee directors under the Company's 1997 Stock Incentive Plan, to approve a further amendment of that Plan to authorize the sale to key employees and to provide for sale of unrestricted stock financed by Company full-recourse loans and related 1999 Executive Incentive Plan and to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999. Information concerning those matters, as well as other important information, is contained in the accompanying proxy statement which you are urged to read carefully.

      Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Company will be able to avoid the expense of further solicitation.

      On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                         Sincerely,



                                         Mark V. Kaminski
                                         President and
                                         Chief Executive Officer

                          COMMONWEALTH INDUSTRIES, INC.
                            500 West Jefferson Street
                           Citizens Plaza, Suite 1900
                         Louisville, Kentucky 40202-2823

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


           The 1999 Annual Meeting of Stockholders of Commonwealth Industries, Inc. (the "Company") will be held at The Hyatt Regency Hotel, Louisville, Kentucky, at 10:00 A.M., Eastern time, Friday, April 23, 1999, to consider and take action with respect to the following matters:

     (1)  The election of two directors;

     (2) Amendment of the 1997 Stock Incentive Plan to increase the number of shares authorized for awards of options and restricted stock to key employees and options and unrestricted stock to non-employee directors;

     (3) Approval of additional amendments to the 1997 Stock Incentive Plan to permit the sale of up to 1,250,000 shares of unrestricted stock at market value to key employees financed by full-recourse loans from the Company and of a related 1999 Executive Incentive Plan;

     (4) Approval of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999; and

     (5) Such other business as may properly be brought before the meeting or any adjournment thereof;

all as set forth in the Proxy Statement accompanying this Notice.

           The close of business on February 26, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

           Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy in the enclosed postage-paid return envelope.

                                       By order of the Board of Directors,



                                       Donald L. Marsh, Jr.
                                       Secretary

March 17, 1999

                          COMMONWEALTH INDUSTRIES, INC.

                                 PROXY STATEMENT


                  This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Commonwealth Industries, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders (the "Meeting") to be held in Louisville, Kentucky, on
April 23, 1999.

                  If the accompanying form of proxy is properly completed and returned, the shares to which it relates will be voted at the Meeting. If you give instructions, the shares will be voted in accordance with your instructions. If you give no instructions, your shares will be voted for the election of the nominees for director set forth in this Proxy Statement, for amendment of the 1997 Stock Incentive Plan to increase the number of shares authorized for awards, for the additional amendments to the 1997 Stock Inventive Plan, and adoption of the 1999 Executive Incentive Plan, for ratification of the selection of auditors made by the Audit Committee of the Board of Directors and, as to any other business that may properly be brought before the Meeting or any adjournment thereof, in the discretion of the proxy holders. You may revoke your proxy by attending the Meeting and voting in person or by filing a written notice or a later-dated proxy with the Secretary of the Company.

                  The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 17, 1999 in connection with this solicitation.

                  On the record date for the Meeting there were 15,949,000 shares of Common Stock of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the outstanding shares will constitute a quorum. A plurality of votes of the shares of Common Stock represented at the Meeting is required for the election of a director. The affirmative vote of a majority of the shares of Common Stock represented at the Meeting is required for all other matters. Abstentions will be treated as equivalent to negative votes, while proxies returned by brokers as non-votes will not be counted as voting.


                              ELECTION OF DIRECTORS

                  There are six directors currently in office. The Board is divided into three classes, and the members of each class hold office for a term of three years. The term of one class expires each year.

                  At the Meeting, two directors are to be elected. The terms of Mark V. Kaminski and C. Frederick Fetterolf expire at the Meeting. The Nominating Committee of the Board of Directors has nominated Mr. Kaminski and Mr. Fetterolf for election in the class whose term expires in 2002. Each has agreed to serve if elected. If either should unexpectedly become unable or unwilling to serve, the proxy holders may vote for such other person as the Nominating Committee may recommend in his or her place.

                  Information concerning Mr. Kaminski, Mr. Fetterolf and each of the other directors of the Company is set forth below.

                  Mark V. Kaminski. Expiration of term, if elected, 2002. Director since 1991. Age 43. President and Chief Executive Officer of the Company. Mr. Kaminski joined the Company in 1987 as Marketing Manager. In 1989, he was promoted to Vice President of Operations and in 1991 he became President and Chief Executive Officer. Mr. Kaminski is a director of the Aluminum Association, Washington, D.C., ARM Financial Group, Inc. and Indiana University Athletics Board.

                  Paul E. Lego. Expiration of term 2001. Director since 1995. Age 68. Chairman of the Board of the Company. From 1990 until his retirement in 1993, Mr. Lego was Chairman of the Board of Directors and Chief Executive Officer of Westinghouse Electric Corporation. He is a director of PNC Bank Realty Holding Company, USX Corp., Lincoln Electric Company, Orlimar Golf Company and Consolidated Natural Gas Company. Mr. Lego is a trustee of the University of Pittsburgh and a member of the Business Council.

                  Catherine G. Burke. Expiration of term 2000. Director since 1995. Age 59. Dr. Burke has been a member of the faculty of the School of Public Administration at the University of Southern California since 1973. She has been a panelist and consultant to the Office of Technology Assessment of the U.S. Congress and a member of the Los Angeles County Economy and Efficiency Commission. Dr. Burke has provided management consultations to public and private sector organizations in the United States, Canada, Australia, England and Denmark.

                  C. Frederick Fetterolf. Expiration of term, if elected, 2002. Director since 1997. Age 70. Mr. Fetterolf was President and Chief Operating Officer of Aluminum Company of America (Alcoa) from 1985 to 1991, and served as President of Alcoa from 1983 to 1985. He is a director of Allegheny Teledyne Corporation, Mellon National Bank, Union Carbide Corporation, Quaker State Corporation, Praxair, Inc. and Dentsply International.

                  John E. Merow. Expiration of term 2001. Director since 1995. Age 69. Mr. Merow was a partner in the law firm of Sullivan & Cromwell from 1965 through 1996 and Chairman and Senior Partner during the period 1987-1994. Mr. Merow is a director of each of the investment companies (18) in the Seligman Group of Investment Companies. He also is a director and treasurer of the Foreign Policy Association, an executive committee member of the United States Council for International Business, Chairman of the American Australian Association, Chairman of New York Presbyterian Healthcare Network, Inc., a trustee of New York Presbyterian Hospital and Vice-Chairman of the United States-New Zealand Council.

                  Victor Torasso. Expiration of term 2000. Director since 1995. Age 70. Mr. Torasso was President of Wheeltek, Inc., an automotive aluminum wheel manufacturing plant in Freemont, Indiana from 1986 to 1989. From 1958 until 1985, Mr. Torasso was employed by Anaconda and ARCO Aluminum during which time he was Vice President and General Manager of the Mill Products Group. Mr. Torasso supervised the design and start-up of a new $600 million single purpose aluminum rolling mill in Logan County, Kentucky, was the works manager of an aluminum smelter in Sebree, Kentucky, and was plant manager of an aluminum rolling mill in Terre Haute, Indiana.

BOARD AND COMMITTEE MEETINGS

                  The standing committees of the Board of Directors are an Audit Committee, the members of which are Mr. Fetterolf (Chairman), Dr. Burke, Mr. Lego and Mr. Torasso; a Management Development and Compensation Committee, the members of which are Dr. Burke (Chairman), Mr. Fetterolf, Mr. Lego and Mr. Torasso; and a Nominating Committee, the members of which are Mr. Merow (Chairman), Dr. Burke, Mr. Fetterolf, Mr. Lego and Mr. Torasso.

                  The Audit Committee, which met five times during 1998;
(a) recommends the engagement of independent auditors; (b) reviews with the independent auditors the plans for and results of the audit engagement;
(c) approves professional services rendered by the independent auditors;
(d) reviews the independence of the independent auditors; (e) reviews the adequacy of the internal controls of the Company and its subsidiaries, including systems for monitoring risk, financial control and compliance with law;
(f) monitors potential conflicts of interest of directors and management;
(g) oversees the process of disclosure and communications; and (h) performs such other duties as maybe assigned from time to time by the Board.

                  The Nominating Committee, which met two times during 1998;
(a) recommends to the Board or stockholders candidates for election as directors; (b) recommends to the Board candidates for appointment as members of Board committees; (c) recommends to the Board the compensation of the directors;
(d) monitors the governance practices of the Company and makes recommendations to the Board for changes when appropriate; and (e) performs such other duties as may be assigned from time to time by the Board. The Nominating Committee will consider recommendations of candidates for election as directors made by stockholders. Such stockholder recommendations should be made in writing, addressed to the Nominating Committee, attention of the Secretary of the Company.

                  The Management Development and Compensation Committee, which met five times during 1998; (a) provides oversight of the management development and compensation and human resources policies of the Company; (b) reviews and recommends to the Board the compensation and other benefits of the senior executives; (c) determines or administers the Company's stock incentive plans and (d) performs such other duties as may be assigned from time to time by the Board.

                  During 1998, there were seven meetings of the Board of Directors of the Company. Each director of the Company attended 100% of the meetings of the Board held during the period for which he or she was a director as well as the Board Committees of which that director was a member.

COMPENSATION AND OTHER TRANSACTIONS WITH DIRECTORS; MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  Directors who are not employees of the Company are paid an annual retainer of $10,000 ($25,000 for the Chairman of the Board) and an attendance fee of $1,000 for each day on which a meeting of the Board or of a Board committee occurs, plus expenses. In addition, each director of the Company who is not an employee of the Company is granted automatically 1,000 shares of Common Stock and a nonqualified 10-year option to purchase 2,500 shares of Common Stock on the date the director becomes a non-employee director and on each succeeding January 1. The option price is the mean between the highest and lowest sales price of the Common Stock on the date of grant.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

                  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who beneficially own more than 10% of its Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish a copy thereof to the Company. Based solely upon a review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all of the reporting persons complied with all filing requirements applicable to them with respect to 1998.


               APPROVAL OF AMENDMENT TO 1997 STOCK INCENTIVE PLAN

                  The Board of Directors has adopted, subject to approval of the stockholders, an amendment to the Company's 1997 Stock Incentive Plan (the "1997 Plan") to increase by 750,000 the number of shares which will be available for the grant of awards thereunder the Plan. The proposed amendment to the 1997 Plan is attached as Appendix A and is incorporated herein by reference.

                  The 1997 Plan currently authorizes awards for up to 600,000 shares. As a result of prior awards, as of February 26, 1999, only 25,500 shares remained available for future awards. As discussed elsewhere in this proxy statement, the long-term incentive plan of the Company relies on awards under the 1997 Plan and, accordingly it is necessary to amend the 1997 Plan to increase the number of shares available for additional awards.

                  There follows a brief summary of the principal features of the Plan. The Plan has been filed with the Securities and Exchange Commission ("SEC") and the following summary is qualified in its entirety by reference to the full text of the 1997 Plan.

                  The 1997 Plan authorizes the grant of incentives in the form of stock options and restricted stock to officers and other key employees and of stock options and stock to non-employee directors. The Management Development and Compensation Committee of the Board of Directors (the "Committee") administers the 1997 Plan. On February 26, 1999 there were approximately 80 employees and five non-employee directors eligible to participate in the 1997 Plan. The closing price of the Common Stock on the Nasdaq National Market on February 26, 1999 was $10.813.

                  The Committee may grant options under the Plan to eligible employees selected by the Committee. No employee may be granted in any year options to purchase more than 100,000 shares of Common Stock. The options may be either nonqualified options or incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee is to establish the option price at the time that each option is granted, which may not be less than the fair market value of the Common Stock at that time. Options granted under the Plan may be exercised at such time as is determined by the Committee, but not more than 10 years from their date of grant. Unless the Committee otherwise provides, in the event of the retirement, disability or death of an optionee, options then exercisable generally will remain exercisable for one year but not longer than their term. Upon termination of employment for any other reason, any unexercised options generally will be canceled. Options may not be transferred except by will or the laws of descent and distribution, except that the Committee may permit an option to be transferred pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or to members of the holder's immediate family or trusts, partnerships or limited liability companies established for such family members.

                  The Committee also may award to eligible employees selected by the Committee shares of restricted Common Stock. Shares of restricted Common Stock may not be transferred or pledged until the satisfaction of such conditions, including the passage of time, as the Committee may determine, provided that the restricted period shall not be less than 12 months. Except as so restricted, a holder of restricted Common Stock has all the rights of a stockholder, including the rights to vote and receive dividends. The Committee also may award restricted Common Stock in the form of restricted Common Stock units having a value equal to an identical number of shares of Common Stock, in which case payment by the Company at the end of the restricted period may be made in Common Stock or cash as determined by the Committee.

                  Under the 1997 Plan nonqualified 10-year options to purchase 2,500 shares of Common Stock are to be granted automatically to each director of the Company who is not an employee of the Company on the date the director becomes a non-employee director and on each succeeding January 1. The option price is the fair market value of the Common Stock on the date of grant and each option becomes exercisable one year from the date of grant. In the event of any termination of service of a non-employee director, options then exercisable will remain exercisable for one year but not longer than their term. The 1997 Plan also provides that 1,000 shares of Common Stock shall be awarded to each non-employee director upon becoming a non-employee director and on each succeeding January 1.

                  In the event of a Change in Control of the Company, any option or other award shall become vested, earned and exercisable in full and restrictions applicable thereto shall lapse. A Change in Control may be (a) a more than 50% change in the membership of the Board of Directors of the Company not approved by the then current Board, (b) the acquisition by certain persons of 20% or more of the outstanding Common Stock of the Company, (c) the approval by the stockholders, or consummation, of certain mergers or other business combinations or reorganizations which will cause the current stockholders to own less than 60%, or certain persons or entities to own more than 20%, of the outstanding voting securities of the surviving entity or the current members of the Board to constitute less than a majority of the Board of the surviving entity, or (d) the approval by stockholders of a liquidation or dissolution of the Company.

                  The Board of Directors may amend, suspend or terminate the Plan at any time, but upon or following the occurrence of a Change in Control no amendment may adversely affect the rights of any person in connection with an award previously granted.

                  The 1997 Plan has a term of 10 years, expiring on April 16, 2007.

                  The following is a general summary of the federal income tax consequences of the grant and exercise of options granted under the 1997 Plan. This summary is not intended to provide tax advice to recipients and holders of awards.

                  Generally, the grant of options does not result in taxable income to the recipient or a tax deduction for the Company.

                  The exercise of a nonqualified option will generally result in taxable ordinary income to the option holder and a corresponding deduction for the Company, in each case equal to the excess of the fair market value of the shares on the date the option is exercised over the exercise price of the option.

                  In the case of an incentive option, generally there will be no recognition of income upon the exercise of the option. If there is no disposition of the option shares until more than two years after the option was granted and more than one year after the option was exercised, the gain or loss realized by the optionee on the sale of the shares will be long-term capital gain or loss, and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the option. However, if a disposition takes place before the end of such holding periods, then, generally, the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price thereof, and the Company will be entitled to deduct an amount equal to such income.

                  Future benefits under the 1997 Plan are not determinable.

                  The Board of Directors recommends a vote FOR this proposal.

                      APPROVAL OF ADDITIONAL AMENDMENTS TO
                        THE 1997 STOCK INCENTIVE PLAN AND
                      OF THE 1999 EXECUTIVE INCENTIVE PLAN

                  As part of a program to increase executive ownership of stock of the Company, the Management Development and Compensation Committee of the Board of Directors (the "Committee") is considering the implementation of an Executive Stock Purchase Program, as more fully described in the Board Compensation Committee Report on Executive Compensation. To that end, the Board of Directors has adopted, subject to approval, an additional amendment to the 1997 Stock Incentive Plan (the "1997 Plan") and a new 1999 Executive Incentive Plan (the "1999 Plan").

                  The additional amendment to the 1997 Plan is attached as Appendix B and is incorporated by reference. This amendment would permit the Committee to authorize the sale of unrestricted shares of Common Stock to selected executives at market value at the time of sale and allow the executives to acquire such shares with the proceeds of a full-recourse loan from the Company. Up to 1,250,000 shares would be made available for issuance pursuant to this provision. To the extent not used for this purpose, such shares would not be available for any other awards under the 1997 Plan. Although the number of shares that would be purchased by eligible employees is not determinable, it is anticipated that the number allocated for purchase at market value to each eligible employee pursuant to the amendment to the 1997 Plan will not exceed the following amounts:

         Name and Principal Position                          Number of Shares
         ---------------------------                          ----------------
Mark V. Kaminski                                                   400,000    shares of common stock
President & Chief Executive Officer

Donald L. Marsh, Jr.                                               250,000    shares of common stock
Executive Vice President
Chief Financial Officer and Secretary

Roderick Macdonald                                                 150,000    shares of common stock
Executive Vice President - Alflex

Fred Mudge (*)                                                           0     shares of common stock
Executive Vice President - Commonwealth Aluminum

Gerald L. Hadeen                                                    35,000    shares of common stock
Vice President Engineering and Technology - Alflex

John J. Wasz                                                        75,000    shares of common stock
Vice President Materials - Commonwealth Aluminum

All Executive Officers as a Group (11 persons)                   1,075,000    shares of common stock

Non-Executive Officers as a group (10 persons)                     175,000    shares of common stock

                  (*) Mr. Mudge resigned his position with the Company in September 1998.

                  As a part of the program to increase executive stock ownership of stock of the Company, as well as to provide an additional vehicle to focus and motivate the performance of the executives of the Company, the Board of Directors has also adopted the 1999 Plan. The 1999 Plan provides an opportunity for executives to earn incentive cash compensation for attaining financial and operational objectives that are critical to the Company's ongoing growth and profitability. If earned, this incentive cash compensation will help executives to defray a portion of the repayment of loans incurred to purchase shares.

                  A summary of the 1999 Plan is set forth below but is qualified in its entirety by reference to the full text of the 1999 Plan itself, which is attached as Appendix C.

                  The 1999 Plan is being submitted to stockholders for purposes of meeting the requirements for deductibility of certain compensation paid by the Company under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the Company's deduction to $1 million per year per executive for certain compensation paid to each of its Chief Executive Officer (the "CEO") and the four highest compensated executives other than the CEO. Future incentive awards under the 1999 Plan are not determinable.

         The 1999 Plan has been designed and will be administered to provide "performance based" incentives as set forth under Section 162(m) of the Code. A Special Bonus may be granted in the discretion of the Committee to any executive who the Committee believes may be a "covered employee," as defined in Section 162(m) of the Code. In general, the regulations under Section 162(m) exclude from this limitation compensation that is calculated based on "objective" performance criteria. The amount of any Special Bonuses will be based on objective performance goals established by the Committee. The performance criteria for Special Bonuses will be based upon one or more of the following criteria: (i) before or after tax net income; (ii) earnings per share; (iii) book value per share; (iv) stock price; (v) return on stockholders' equity; (vi) the relative performance of peer group companies;
(vii) expense management; (vii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) profit margins; (xii) budget comparisons, and (xiii) total return to the Company's stockholders. The Committee may determine in its sole discretion the applicable performance period relating to any Special Bonus and may include with respect to any award any change in control provision. Payment of Special Bonuses may be deferred, in whole or in part, on a mandatory basis by the Committee or electively by participants with Committee approval. The Committee must certify as to the attainment of the applicable performance goals prior to payment of any Special Bonus, and may reduce the amount of any Special Bonus.

                  The maximum aggregate amount of Special Bonuses that may be awarded to any individual employee during the period commencing on the effective date of the 1999 Plan and ending on the fourth anniversary of such effective date is $5 million. There is no requirement that the maximum amount be awarded.

                  The Board of Directors recommends a vote FOR this proposal.


                  APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

                  The Board of Directors, upon recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of the Company for 1999 and to perform other appropriate accounting services. The Board of Directors is submitting the selection to the stockholders for approval. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so.

                  The Board of Directors recommends a vote FOR this proposal.


                                 OTHER BUSINESS

                  The Company has no knowledge of any business other than that described above that will be presented at the Meeting. If any other business should properly be brought before the Meeting, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their judgment on such matters.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

                  The following table sets forth, as of February 26, 1999, the number of shares of Common Stock of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table appearing on page 10 and all directors and executive officers as a group, and the percentage of the Common Stock such ownership represented on that date. Each person has sole investment and voting power with respect to the shares set forth below unless otherwise noted.

Name of                                         No. of Shares            Percent
Beneficial Owner                                    Owned(a)             of Class
----------------                                    -----                --------
Catherine G. Burke                                    12,000                *

C. Frederick Fetterolf                                 6,000                *

Mark V. Kaminski                                     224,263               1.4%

Paul E. Lego                                          14,000                *

John E. Merow                                         24,000                *

Victor Torasso                                         8,000                *

Donald L. Marsh, Jr.                                  39,203                *

Roderick Macdonald                                    27,869                *

Fred N. Mudge(b)                                       3,900                *

Gerald L. Hadeen                                         ---                *

John J. Wasz                                          31,170                *

All directors and executive                          404,885               2.5%
officers as a group (14 persons)

*        Less than 1%

(a) Includes the following shares of Common Stock which the individual(s) had the right to acquire within 60 days of February 26, 1999 through the exercise of options: Dr. Burke--4,000 shares; Mr. Fetterolf--2,000 shares; Mr. Kaminski--60,000 shares; Mr. Lego--10,000 shares; Mr. Merow--4,000 shares; Mr. Torasso--4,000 shares; and all directors and executive officers as a group--118,500 shares. Also includes shares held in the Company's Performance Sharing Plan for Salaried Employees for the accounts of individuals as follows: Mr. Kaminski--17,652 shares; Mr. Marsh--1,528 shares; Mr. Macdonald--714 shares; Mr. Hadeen--0 shares; Mr. Wasz--9,745; and all directors and executive officers as a group--48,332 shares.

(b)  Mr. Mudge resigned his position with the Company in September, 1998.

OWNERSHIP BY OTHERS

                  The following table sets forth information with respect to each person believed by the Company to be the beneficial owner of more than five percent of the Company's Common Stock on the dates noted.

Name and Address of                              No. of Shares          Percent
Beneficial Owner                                 Owned                  of Class
----------------                                 -----                  --------
Merrill Lynch Asset Management Group             2,310,400(a)           14.5%
World Financial Center, North Tower
250 Vesey Street
New York, NY  10281

Heartland Advisors, Inc.                         1,799,875(b)           11.3%
790 North Milwaukee Street
Milwaukee, WI  53202

Franklin Resources, Inc.                         1,593,400(c)           10.0%
777 Mariners Island Blvd.
San Mateo, CA 94404

John R. Simplot                                  1,500,000(d)            9.4%
Self Declaration of Revocable Trust
999 Main Street
Boise, Idaho  83702

Brinson Partners                                 1,181,700(e)            7.4%
209 South LaSalle
Chicago, IL  60604-1295

Dimensional Fund Advisors                          960,700(f)            6.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401-1005



(a) Based solely on a Schedule 13G filed on February 3, 1999 with the SEC. Merrill Lynch & Co., Inc. reported shared power to vote and dispose of all of the above noted shares of Common Stock. Merrill Lynch Global Allocation Fund, Inc. also reported shared power to vote and dispose of 1,100,000 of such shares.

(b) Based solely on a Schedule 13G dated January 13, 1999 filed with the SEC by Heartland Advisors, Inc. The Schedule 13G reports that Heartland Advisors, Inc. has (1) sole power to dispose of all of the 1,799,875 shares; and (2) sole power to vote 812,225 shares.

(c) Based solely on a Schedule 13G dated January 22,1999, filed with the SEC by Franklin Resources, Inc., Franklin Advisory Services, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. The Schedule 13G reports that: (1) the shares are beneficially owned by investment companies or other managed accounts which are advised by investment advisory subsidiaries of Franklin Resources, Inc.; (2) advisory contracts grant to such advisory subsidiaries all voting and investment power over the shares; and (3) Charles B. Johnson and Rupert H. Johnson, Jr. are principal stockholders of Franklin Resources, Inc.

(d) Based solely on a Schedule 13D dated March 1, 1999 filed with the SEC by John R. Simplot, Trustee. Simplot reported sole power to vote and dispose of all of the above noted shares of Common Stock.

(e) Based solely on a Schedule 13G filed on February 11, 1999 with the SEC. The 13G further reports that Brinson Partners, Inc. has shared power to dispose and shared power to vote 1,181,700 shares.

(f) Based solely on a Schedule 13G filed on February 11, 1999 with the SEC. Dimensional reported shared power to vote 960,700 shares.

                             EXECUTIVE COMPENSATION

                  The following table sets forth for the years 1996, 1997 and 1998 the annual and long-term compensation paid or accrued for those years by the Company to the chief executive officer and the four most highly compensated executives of the Company who were serving as executive officers on December 31, 1998 other than the chief executive officer, and Mr. Fred N. Mudge, who resigned his position with the Company in September 1998 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE



                               Annual Compensation            Long Term Compensation Awards
                               -------------------            -----------------------------
                                                                            Number
                                                                          of Shares
Name                                                         Restricted   Underlying
and Principal                                                  Stock        Stock       LTIP       All Other
Position                 Year      Salary      Bonus(a)       Awards(b)    Options     Payouts   Compensation(c)
--------                 ----      ------      --------      ----------   ----------   -------   ---------------
Mark V. Kaminski         1998     $575,000     $150,000            ---      40,000         ---      $ 3,362
President and Chief      1997     $500,000     $250,000            ---      40,000    $106,658      $37,986
Executive Officer        1996     $380,004     $325,314            ---      40,000    $111,291      $36,753


Donald L. Marsh, Jr.
Executive Vice
President, Chief         1998     $300,000     $100,000            ---      10,000         ---      $ 5,000
Financial Officer and    1997     $250,008     $121,254            ---      10,000         ---      $11,718
Secretary                1996     $186,635     $153,908       $210,938      10,000         ---      $65,513


Roderick Macdonald       1998     $210,000      $62,000            ---      10,000         ---      $63,530
Executive Vice           1997     $190,008      $60,803            ---      10,000     $30,231      $ 7,994
President - Alflex       1996     $145,600      $60,682            ---       5,000     $34,469      $ 5,614

Fred N. Mudge
Executive Vice           1998     $256,883          ---            ---      10,000         ---      $ 4,737
President -              1997     $225,000      $63,563            ---      10,000         ---      $ 4,800
Commonwealth Aluminum    1996     $ 37,500      $ 9,844            ---         ---         ---          ---


Gerald L. Hadeen         1998     $160,000      $67,000            ---       5,000         ---      $ 4,964
Vice President           1997     $160,000      $54,000            ---       5,000         ---      $ 5,700
Engineering and          1996     $144,000      $65,250            ---         ---         ---      $ 2,708
Technology-Alflex

John J. Wasz             1998     $171,492      $42,501            ---       5,000         ---      $ 5,145
Vice President           1997     $170,004      $37,500            ---       5,000     $25,936      $ 6,914
Materials-Commonwealth   1996     $133,832      $40,767            ---       5,000     $31,472      $ 5,042
Aluminum

(a) The amounts reported in this column represent payments made in 1999, 1998 and 1997 with respect to 1998, 1997 and 1996 under the Company's incentive compensation and gainsharing plans.

(b) The amounts reported in this column represent the dollar value of the award of restricted stock, calculated by multiplying the fair market value of the Common Stock on the date of award by the number of shares awarded. The restricted stock vests five years after the date of the award thereof. Holders of restricted stock are entitled to receive regular dividends. The named officers had non-vested restricted stock award balances outstanding as of December 31, 1998 as follows: Mr. Kaminski--40,000 shares ($375,000) and each of Messrs. Marsh, Macdonald and Wasz--12,500 shares ($117,188). These dollar values are based upon the closing price of the Company's Common Stock on the NASDAQ National Market on December 31, 1998 ($9.375 per share).

(c) The amounts reported in this column include matching contributions to the Company's Performance Sharing Plan, relocation expenses for Mr. Macdonald of $60,894 in 1998 and $11,601 in 1997, relocation expenses for Mr. Marsh of $65,513 in 1996 and contributions made by the Company to its Deferred Compensation Plan.

                  The tables below show, for the named executive officers, information regarding stock options granted during, or held at the end of 1998 pursuant to the Company's Stock Incentive Plans.

                             OPTIONS GRANTED IN 1998

                                             % of                                        Potential
                                             Total                                       Realizable Value at
                             Number of       Options                                     Assumed Annual Rates of
                             Securities      Granted to                                  Stock Price Appreciation
                             Underlying      Employees       Exercise                    for Option Term(b)
                             Options         in Fiscal       Price         Expiration    ------------------------
Name                         Granted(a)      Year            Per Share     Date          5%             10%
----                         ----------      ----            ---------     ----          --             ---
Mark V. Kaminski             40,000          17.3%           $14.50        1/1/08        $364,759       $924,371

Donald L. Marsh, Jr.         10,000           4.3%           $14.50        1/1/08        $ 91,190       $231,093

Roderick Macdonald           10,000           4.3%           $14.50        1/1/08        $ 91,190       $231,093

Fred N. Mudge                10,000           4.3%           $14.50        1/15/01       $ 91,190       $231,093

Gerald L. Hadeen              5,000           2.2%           $14.50        1/1/08        $ 45,595       $115,546

John J. Wasz                  5,000           2.2%           $14.50        1/1/08        $ 45,595       $115,546

(a)  These options become exercisable three years from the date of grant.

(b) The amounts represent hypothetical realizable values of stock options granted in 1998 at assumed rates of cumulative stock price appreciation over the 10 year life of the options. These assumed rates of appreciation are set by the proxy rules of the SEC and are not intended to forecast appreciation of the price of the Company's Common Stock. Actual gains, if any, realized upon the exercise of stock options will depend upon the price of the Company's Common Stock at the date of exercise.

                             YEAR-END OPTION VALUES

                                Number of Securities             Value of Unexercised
                                Underlying Unexercised           In-the-Money Options
                                Options at Year-End              at Year-End

                                Exercisable/                     Exercisable/
Name                            Unexercisable                    Unexercisable
----                            -------------                    -------------
Mark V. Kaminski                20,000/120,000                   0/$0

Donald L. Marsh, Jr.            0/30,000                         0/$0

Roderick Macdonald              3,000/25,000                     0/$0

Fred N. Mudge                   0/20,000                         0/$0

Gerald L. Hadeen                0/10,000                         0/$0

John J. Wasz                    3,000/15,000                     0/$0

DEFERRED COMPENSATION PLAN

                  Key employees designated by the Management Development and Compensation Committee of the Board of Directors may elect to defer a portion of their compensation pursuant to the Company's non-qualified unfunded Deferred Compensation Plan. Deferred amounts are credited or debited with the equivalent of the investment experience of one or more investment vehicles identified pursuant to the plan and selected by the participant and are paid out upon retirement or under specified other circumstances. The Company intends, but is not obligated, to credit the accounts of participants in the plan with amounts
(a) designed to make up for limitations contained in the Code on benefit accruals under the Company's pension plan and (b) based on the application of the Company's pension plan contribution rate applied to each participant's compensation in excess of that covered by the Company's pension plan. The actual amounts to be paid out will depend upon the amount of the deferral and the credits and debits to the employees account.

PENSION BENEFITS

                  The Company maintains the Commonwealth Industries Pension Plan (the "Pension Plan"), which provides benefits for eligible employees. Through December 31, 1997 the Pension Plan was structured as a traditional, defined benefit plan. Effective January 1, 1998, the present value of accrued benefits under the Pension Plan was converted to a cash balance formula.

                  Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based upon a percentage (the "Applicable Percentage") of the participant's base salary plus bonus paid in such period ("Pensionable Earnings"). The Applicable Percentage is determined by the age of the participant as of the end of the current calendar year. The following table shows the Applicable Percentage used to determine credits at the age indicated.

                          AGE                           APPLICABLE PERCENTAGE
                     39 and under                                3.5%
                       40 to 49                                  4.5%
                       50 to 54                                  6.0%
                     55 and older                                8.0%

         As of December 31, 1998, the age of Messrs. Kaminski, Marsh, Macdonald, Hadeen and Wasz was 44, 52, 51, 57, and 39, respectively.

                  In addition, all balances in the accounts of participants earn a fixed rate of interest which is credited annually. The interest rate for a particular year is based on the 30 year Treasury Securities as specified by the Commissioner of Internal Revenue. For 1998 the interest rate was 5.81%.

                  At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity for the entire benefit under the Pension Plan.

                  The table below sets forth the estimated annual benefit payable to each of the named executive officers as a single life annuity at age 65 under the Pension Plan. The projections contained in the table are based on the following assumptions: a) employment until age 65 at base salaries in effect at December 31, 1998 with no increase in salary; b) annual bonuses equal to the average bonus over each of the last five years (1994 through 1998) for which such named executive officer was employed; c) interest credits at the actual rates for all years through 1998, and the minimum rate of 5.25% for 1999 and later years; and d) the conversion to a straight life annuity at normal retirement age based on an interest rate of 5.25% and the 1983 Group Annuity Mortality table, which sets forth generally accepted life expectancies.

EXECUTIVE OFFICER                                         TOTAL ANNUAL BENEFITS
Mark V. Kaminski                                                 $58,166

Donald L. Marsh, Jr.                                             $26,818

Roderick Macdonald                                               $31,494

Fred N. Mudge                                                      -0-

Gerald L. Hadeen                                                 $13,217

John J. Wasz                                                     $68,423

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

                  The Company has entered into Severance Agreements with Messrs. Kaminski, Marsh, Macdonald and Wasz and certain other executive officers of the Company. The purpose of the agreements is to secure the executives' continued service and dedication in the event of an actual or threatened Change in Control. The agreements provide severance pay and continuation of certain benefits if a Change in Control occurs and the executive's employment is terminated (a) in anticipation of or during the two-year period following the Change in Control (i) by the Company without cause or (ii) by the executive for good reason or (b) by the executive for any reason during a 30-day window period commencing one year after the Change in Control.

                  Generally, a Change in Control will be deemed to occur in the case of (a) an acquisition by a person or group of 20% or more of the Company's Common Stock (with certain exceptions), (b) a change in the majority of the Board without the requisite approval of the incumbent Board, (c) a business combination unless Company stockholders receive 60% or more of the voting stock of the surviving Company, no person acquires more than 20% of such voting stock and the Company Board members remain a majority of the continuing Board or (d) stockholder approval of a liquidation of the Company.

                  Under the Severance Agreements, severance pay would equal three times the sum of (a) the executive's base pay and (b) the greatest of the executive's largest bonus during the prior three years or target bonus for the year of the Change in Control or year of termination and, if payment pursuant to the agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code for severance payments exceeding a certain amount, an additional tax reimbursement payment such that the executive receives a net amount equal to the amount the executive would have received if the excise tax did not apply. Medical and other insurance benefits would be continued for three years.

                  Also, upon a change of control as defined in the Company's stock incentive plans, any stock options not then exercisable would become fully exercisable and any shares of restricted Common Stock not then vested would become fully vested.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Management Development and Compensation Committee of the Board of Directors (the "Committee") consists entirely of non-employee Directors. The Committee approves the policies under which compensation is paid or awarded to the Company's executive officers. The Committee has considered the advice of an independent outside consultant in determining the appropriateness and the level of compensation.

                  Compensation Philosophy. The Committee believes remuneration must compare favorably to that found in the larger society in order to attract and retain competent executives to carry out the work required to meet corporate business objectives. The Company rewards differentially based on the complexity of work to be performed, the scope and impact of decisions required in a role, and the work performance of the role incumbent. Individual recognition and rewards are linked to corporate objectives. The Committee feels that executive officers should have a significant portion of their pay "at risk" and tied to the long term performance of the Company's stock.

                  Compensation Program. The Company's compensation program for executive officers consists of three key elements: Base Salary, Annual Incentive Compensation, and Long-Term Incentive Compensation and Stock Ownership. As described more fully below, each element of the Company's executive compensation program has a somewhat different purpose.

                  The Committee believes this approach best serves both the short- and long-term interests of stockholders by ensuring that executive officers are compensated in a manner which aligns their interests with that of stockholders. Thus compensation for the Company's executive officers places a significant proportion of total remuneration at risk. Stock options are a significant portion of the executive officers' long-term compensation, the value of which is directly related to stock price appreciation realized by the Company's stockholders. The Committee encourages long term ownership of the Company's Common Stock by its executive officers and is considering a program to significantly increase the amount of such ownership.

                  The Committee's judgments during 1998 regarding the appropriate form and level of executive compensation payments and awards were based upon the Committee's assessment of the Company's executive officers, the continuing demand for superior executive talent, the Company's overall performance and the Company's future objectives and challenges.

                  The Committee also considered the compensation practices and performance of other similar corporations, particularly those of similar size in similar manufacturing industries which are most likely to compete with the Company for the services of executive officers. The companies considered by the Committee include a larger number and broader range of companies than are included in the Performance Graph shown on page 17, reflecting the Committee's view that the employment market for the Company's executive officers includes a broader range of companies than those which are appropriate for comparison for financial performance purposes.

                  Base Salary. The Chief Executive Officer (the "CEO") approves the salary structure for each executive officer role taking into account the responsibilities of the role, the criticality of the role to the achievement of the Company's long- and short-term objectives as well as information from independent consultants as to the salary structures of firms which compete with the Company for the services of executive officers.

                  The purpose of the base salary is to provide compensation which is similar to positions at other companies with whom we compete for compensation purposes in order to attract and retain superior executives to carry out the work required to meet the Company's business objectives and challenges.

                  The salaries to be paid to executive officers (other than the CEO) are reviewed annually by the CEO and based on his assessment of the work performance of each individual, he recommends the total remuneration for the Executive Vice Presidents, subject to approval by the Committee. The Committee sets the total remuneration for the CEO.

                  Annual Incentive Compensation. The purpose of the annual incentive program is to provide variable pay based upon the performance of the business and the work performance of individual executives.

                  In 1998, the annual incentive compensation plan gave each executive officer the opportunity to earn an annual payment up to 50 percent of his or her base salary, or more in exceptional cases. For each officer, 50% of the annual incentive compensation was based on the financial performance of the business as measured by return on capital employed and 50% was based on other indicators of work performance and the officer's contribution to Company's overall financial performance. Actual awards were based on the recommendations of the CEO to the Committee for other corporate officers and were determined by the Committee for the CEO.

                  Long-Term Incentive Compensation and Stock Ownership. The purpose of the long-term incentive program is to align the longer term interests of corporate officers with those of the stockholders. In 1998 long-term incentives are provided through stock option grants [and restricted Common Stock were there any awards].

                  Starting in 1999 the Committee would like to take further measures to increase the extent of executive stock ownership and the degree of both risk and reward in the compensation program for selected corporate officers. This would be done via the implementation of an Executive Stock Purchase Program, under which eligible participants would be permitted to purchase shares of Company stock at fair market value. Such purchases would be financed by the Company with interest bearing full-recourse loans, secured by the shares. The interest rate would be established with reference to IRS guidelines for such loans. Participants would be eligible to earn cash incentive awards under the 1999 Executive Incentive Plan that is being submitted to stockholders for approval, which, if earned, would help to defray repayment of a portion of the loan (after taxes are paid). Such awards would be earned only to the extent that corporate performance exceeds pre-established requirements. The performance criteria will be based upon one or more of the criteria set forth in the 1999 Plan.


         CHIEF EXECUTIVE OFFICER COMPENSATION

                  The compensation for the Chief Executive Officer, Mr. Kaminski, reflects the same elements and the same factors as those described above. In addition, his leadership in dealing with major corporate challenges including new labor agreements at the Lewisport and Ohio sites, efforts to change work relationships and systems in all facilities and developing a long-term corporate strategy were all important factors in our judgment of his work performance.

                  The uncertainty among our customers as to the outcomes of the labor negotiations at the Ohio and Kentucky plants as well as a management decision to reduce bookings in order to protect our customers in case of a labor action, resulted in reduced sales and production. These in turn led to lower net profits and the impact on share price. The CEO has been effective in dealing with these and many other issues confronting the Company. The turn-around in the fourth quarter of 1998 provides evidence of his leadership of the business. If the proposed Executive Stock Purchase Program is implemented it is contemplated that Mr. Kaminski would be eligible to purchase up to $5 million worth of Company stock at its full fair market value utilizing the proceeds of a Company loan. Due to the recourse nature of the loan, Mr. Kaminski would be personally liable for any shortfall between the loan's balance (including accrued interest) and the value of the stock. This creates true downside risk for him if the stockholder return of the stock does not keep pace with the interest rate on the loan. To the extent that preestablished performance goals are achieved, he may have an opportunity to earn a deferred cash incentive award, which on an after tax basis could defray some portion of the loan balance.


         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

                  Section 162(m) of the Internal Revenue Code limits the tax deduction for individual compensation paid the CEO and the four other most highly paid executives to $1 million annually, subject to certain exceptions. Executive compensation in 1998 did not exceed this limit. The Committee continues to review issues relating to this compensation deduction limitation and recommended to the Board the adoption of the 1999 Plan to comply with section 162(m).


                                                  Catherine C. Burke, Chairman
                                                C. Frederick Fetterolf, Member
                                                          Paul E. Lego, Member
                                                        Victor Torasso, Member

                                PERFORMANCE GRAPH

                  The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on March 10, 1995 with that of the Standard & Poor's Small Cap 600 and a peer group index during the period March 10, 1995 through December 31, 1998. The graph assumes an initial investment of $100.00 and the reinvestment of dividends (where applicable).


                         COMMONWEALTH INDUSTRIES, INC.

                                   3/95      12/95     12/96     12/97     12/98
                                   ----      -----     -----     -----     -----
Commonwealth Industries, Inc.      $100      $112      $112      $107      $ 70
S&P SmallCap 600                   $100      $124      $151      $189      $187
Self-determined Peer               $100      $103      $109      $133      $ 76




THE PEER GROUP SELECTED BY THE COMPANY CONSISTS OF BIRMINGHAM STEEL CORPORATION, CENTURY ALUMINUM COMPANY, CHAPARRAL STEEL, EASCO, INC., NORTHWEST STEEL & WIRE COMPANY, OREGON STEEL MILLS, INC. AND QUANEX CORPORATION.

                              STOCKHOLDER PROPOSALS
                           FOR THE 2000 ANNUAL MEETING

                  Proposals of stockholders to be considered for inclusion in the Company's proxy statement and proxy for the 2000 annual meeting of stockholders, which is expected to be scheduled on or about April 21, 2000, must be received by the Secretary of the Company at its principal executive office, 500 West Jefferson Street, Citizens Plaza Suite 1900, Louisville, Kentucky 40202-2823, not later than November 18, 1999.

                  Under the Company's By-Laws, notice must be received by the Company in advance of a stockholders' meeting to present any proposal to the meeting or to nominate a person for election as a director. Such notice must be delivered to the Secretary of the Company at its principal executive office not less than 60, nor more than 90, days prior to the date of the meeting; provided, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after the date is so announced or disclosed. A stockholder filing a notice of a proposal must include certain information, including the text of the proposal, the reasons therefor and any interest the stockholder has in the proposal; any notice of nomination must include certain information about the nominee; and all such notices must include the name and address of the submitting stockholder and the number of shares held by the stockholder. Based upon these requirements and the expected date for the 2000 annual meeting of stockholders, to be considered timely notice of such proposal must be received by the Company between January 21, 2000 and February 29, 2000. These By-Law requirements are separate from and in addition to the Securities and Exchange Commission requirements that a stockholder must fulfill to have a proposal included in the Company's proxy statement and proxy.


                             ADDITIONAL INFORMATION

                  The Company will bear the cost of soliciting proxies. In addition to the use of the mails, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their expenses in forwarding proxy materials to beneficial owners. The total amount of reimbursement of expenses is anticipated to be approximately $11,500 for the Meeting.






Dated:   March 17, 1999                              Donald L. Marsh, Jr.
                                                     Secretary

                                   APPENDIX A


                                AMENDMENT TO THE
                          COMMONWEALTH INDUSTRIES, INC.
                            1997 STOCK INCENTIVE PLAN


                  THIS AMENDMENT TO THE COMMONWEALTH INDUSTRIES, INC. 1997 STOCK INCENTIVE PLAN (the "Plan") is made and entered into by Commonwealth Industries, Inc. (the "Company").

                  WHEREAS, pursuant to Section 16 of the Commonwealth Industries, Inc. 1997 Stock Incentive Plan, the Board of Directors of Commonwealth Industries, Inc. (the "Board") has the power and authority to amend the Plan, subject to the approval of the Company's stockholders in respect of certain amendments;

                  WHEREAS, the Board, has determined to amend the Plan to increase the number of shares authorized for issuance thereunder, such amendment being adopted subject to the approval of the Company's stockholders.

                  NOW, THEREFORE, the Plan is amended as follows:

         1. The first sentence of section 4 of the Plan is hereby amended to provide as follows:

                  "4. Shares Subject to the Plan. The maximum number of shares of Common Stock available for the grant of awards under the Plan shall be 1,350,000, subject to adjustment pursuant to
                  Section 13 and to the following provisions."

         2. The foregoing amendment shall be effective upon approval by the stockholders of the Company.

                  IN WITNESS WHEREOF, Commonwealth Industries, Inc. has caused this Amendment to the Plan to be executed by its duly authorized officer this ___ day of ________ 1999.

                                  COMMONWEALTH INDUSTRIES, INC.


                                            By:     _______________________


                                            Title:  _______________________




                                       A1

                                   APPENDIX B


                                AMENDMENT TO THE
                          COMMONWEALTH INDUSTRIES, INC.
                            1997 STOCK INCENTIVE PLAN


                  THIS AMENDMENT TO THE COMMONWEALTH INDUSTRIES, INC. 1997 STOCK INCENTIVE PLAN (the "Plan") is made and entered into by Commonwealth Industries, Inc. (the "Company").

                  WHEREAS, pursuant to Section 16 of the Commonwealth Industries, Inc. 1997 Stock Incentive Plan, the Board of Directors of Commonwealth Industries, Inc. (the "Board") has the power and authority to amend the Plan, subject to the approval of the Company's stockholders in respect of certain amendments;

                  WHEREAS, the Board, has determined to amend the Plan to increase the number of shares authorized for issuance thereunder and to permit the issuance of unrestricted shares of stock of the Company, such amendment being adopted subject to the approval of the Company's stockholders.

                  NOW, THEREFORE, the Plan is amended as follows:

         1. Paragraph 1 of Section 1 of the Plan is amended to provide as follows:

                  "1. Purpose. Pursuant to the terms and conditions of the Commonwealth Industries, Inc. 1997 Stock Incentive Plan (the "Plan") hereinafter set forth, the Committee specified in
                  Section 2 may from time to time award to eligible employees,
                  (a) options ("Options") to purchase shares of the Common Stock, par value $.01 per share ("Common Stock"), of Commonwealth Industries, Inc. (the "Company") and (b) restricted or unrestricted Common Stock. In addition, Options and shares of Common Stock shall be granted to non-employee directors of the Company as provided in Section 7. All such Options, restricted and unrestricted Common Stock and shares are referred to herein as `Awards.'"

         2. The first sentence of Section 4 of the Plan is hereby amended in its entirety to provide as follows:

                  "4. Shares Subject to the Plan. The maximum number of shares of Common Stock available for the grant of Awards under the Plan shall be 2,600,000 (of which no more than 1,350,000 shares may be issued pursuant to Awards under which a Participant may pay less for such shares than their Fair Market Value on the date of purchase), subject to adjustment pursuant to Section 13 and to the following provisions."



                                       B1

         3. The heading and first sentence of paragraph 1 of section 6 of the Plan are amended to provide as follows:

                  "6. Restricted and Unrestricted Stock. The Committee may from time to time award restricted or unrestricted Common Stock under the Plan to eligible employees."

         4. Section 6 of the Plan is amended by adding a new paragraph at the end of such section to provide as follows:

                  "The transfer or sale of unrestricted shares of Common Stock may be made on such terms and conditions as the Committee may determine, and payment for such shares may be made in cash or in such other manner as may be determined by the Committee, including full-recourse loans by the Company, which may be secured by all or a portion of such shares of Common Stock."

         5. The foregoing amendments shall be effective upon their approval by the stockholders of the Company.

                  IN WITNESS WHEREOF, Commonwealth Industries, Inc. has caused this Amendment to the Plan to be executed by its duly authorized officer this ___ day of ________ 1999.

                                  COMMONWEALTH INDUSTRIES, INC.



                                          By:       _______________________


                                          Title:    _______________________





                                       B2

                                   APPENDIX C


                          COMMONWEALTH INDUSTRIES, INC.
                          1999 EXECUTIVE INCENTIVE PLAN


         1. Purpose. The purpose of the 1999 Executive Incentive Plan (the "Plan") is to advance the interests of Commonwealth Industries, Inc. (the "Company") and it stockholders by providing incentives in the form of special bonus awards to certain executives of the Company and any of its subsidiaries or other related business units or entities ("Affiliates") who contribute significantly to the strategic and long-term performance objectives and growth of the Company and its Affiliates.

         2. Administration. The Plan shall be administered by the Management Development and Compensation Committee of the Board of Directors (the "Committee"), as such committee is from time to time constituted. The Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two "outside directors," as defined under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or
(ii) to the extent consistent with Section 162(m) of the Code, to any other individual or individuals.

            The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include the exclusive authority to select the executives to be granted bonus awards (the "Special Bonuses") under the Plan, to determine the size and terms of the Special Bonus made to each individual selected (subject to the limitation imposed below), to modify the terms of any Special Bonus that has been granted (except with respect to any modification which would increase the amount of compensation payable to a "Covered Employee," as such term is defined in Section 162(m) of the Code), to determine the time when Special Bonuses will be awarded, to establish performance objectives in respect of Special Bonuses and to certify that such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish amend and rescind any rules and regulations relating to the Plan, and to make any other determinations which it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute.

         3. Participation. The Committee shall have exclusive power (except as may be delegated as permitted herein) to select the executives of the Company and its Affiliates who may participate in the Plan and be granted Special Bonuses under the Plan ("Participants").

         4. Special Bonuses under the Plan.

            (a) In General. The Committee shall determine the amount of a Special Bonus to be granted to each Participant in accordance with subsection
(b) below.



                                       C1

            (b) Special Bonuses. (i) The Committee may in its discretion award a Special Bonus to a Participant who it reasonably believes may be a Covered Employee for the taxable year of the Company in which such Special Bonus would be deductible, under the terms and conditions of this subsection (b). Subject to clause (iii) of this Section 4(b), the amount of a Participant's Special Bonus shall be an amount determinable from written performance goals approved by the Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The maximum aggregate limit on Special Bonuses that may be awarded this Plan to any Participant during the period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date is $5 million.

                  (ii) The amount of any Special Bonus will be based on objective performance goals established by the Committee. The performance criteria for Special Bonuses made under the Plan will be based upon one or more of the following criteria as determined by the Board: (A) before or after tax net income; (B) earnings per share; (C) book value per share; (D) stock price;
(E) return on stockholders' equity; (F) the relative performance of peer group companies; (G) expense management; (H) return on investment; (I) improvements in capital structure; (J) profitability of an identifiable business unit or product; (K) profit margins; (L) budget comparisons; and (M) total return to stockholders.

                  (iii) The Committee shall determine whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Special Bonus. No Special Bonuses will be paid until such certification is made by the Committee.

                  (iv) The provisions of this Section 4(b) shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its affiliates of the payment of Special Bonuses.

         5. Designation of Beneficiary by Participant. The Committee or its delegate shall create a procedure whereby a Participant may file, on a form to be provided by the Committee, a written election designation of one or more beneficiaries with respect to the amount, if any, payable in the event of the Participant's death. The Participant may amend such beneficiary designation in writing at any time prior to the Participant's death, without the consent of any previously designated beneficiary. Such designation or amended designation, as the case may be, shall not be effective unless and until received by the duly authorized representatives of the Committee or its delegate prior to the Participant's death. In the absence of any such designation, the amount payable, if any, shall be delivered to the legal representative of such Participant's estate.

         6. Miscellaneous Provisions.

            (a) No employee or other person shall have any claim or right to be paid a Special Bonus under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company of any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.

            (b) Except as may be approved by the Committee, a Participant's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are



                                       C2
subject to reduction to satisfy any liabilities owed to the Company or any of its Affiliates by the Participant.

            (c) The Committee shall have the authority to determine in its sole discretion the applicable performance period relating to any Special Bonus and to include with respect to any award any change in control provision.

            (d) The Company and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

            (e) The Company is the sponsor and legal obligor under the Plan, and shall make all payments hereunder, other than any payments to be made by any of the Affiliates, which shall be made by such Affiliate, as appropriate. Nothing herein is intended to restrict the Company from charging an Affiliate that employs a Participant for all or a portion of the payments made by the Company hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to payment hereunder shall be no greater than the rights of the Company's unsecured, subordinated creditors, and shall be subordinated to the claims of the customers and clients of the Company. All expenses involved in administering the Plan shall be borne by the Company.

            (f) The validity, construction, interpretation, administration and effect of the Plan and rights relating to the Plan and to Special Bonuses granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

            (g) The Plan shall be effective as of April 23, 1999 (the "Effective Date"), subject to the affirmative vote of the holders of a majority of all shares of Common Stock of the Company present in person or by proxy at the Annual Meeting of the Company to be held on April 23, 1999.

         7. Plan Amendment or Suspension. The Plan may be amended or suspended in whole or in part at any time and from time to time by the Committee.

         8. Plan Termination. This Plan shall terminate upon the adoption of a resolution of the Committee terminating the Plan.

         9. Actions and Decisions Regarding the Business or Operations of the Company and/or its Affiliates. Notwithstanding anything in the Plan to the contrary, neither the Company nor any of its Affiliates nor their respective officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.



                                       C3

                           TOTAL SHAREHOLDER RETURNS
                             (Dividends Reinvested)

                                                           ANNUAL RETURN PERCENTAGE
                                                                 YEARS ENDING
COMPANY NAME/INDEX                               DEC95         DEC96      DEC97          DEC98
----------------------------------------------------------------------------------------------
COMMONWEALTH INDUSTRIES INC                      11.60          0.46      -4.67          -34.11
S&P SMALLCAP 600 INDEX                           24.09         21.32      25.58           -1.31
PEER GROUP                                        3.37          5.22      22.49          -42.69




                                   BASE                        INDEXED RETURNS
                                  PERIOD                         YEARS ENDING
COMPANY NAME/INDEX                3/10/95        DEC95         DEC96      DEC97          DEC98
----------------------------------------------------------------------------------------------
COMMONWEALTH INDUSTRIES INC          100        111.60        112.11     106.88           70.42
S&P SMALLCAP 600 INDEX               100        124.09        150.55     189.06          186.59
PEER GROUP                           100        103.37        108.77     133.23           76.35



PEER GROUP COMPANIES
----------------------------------------------------------------------------------------------
BIRMINGHAM STEEL CORP
CENTURY ALUMINUM CO
CHAPARRAL STEEL COMPANY
COMMONWEALTH INDUSTRIES INC
EASCO INC
NORTHWESTERN STL&WIRE
OREGON STEEL MILLS INC
QUANEX CORP

                                                                      Appendix D




PROXY
                         COMMONWEALTH INDUSTRIES, INC.

    The undersigned acknowledge(s) receipt of the Notice of Meeting and Proxy Statement for the Annual Meeting of Stockholders of Commonwealth Industries, Inc. to be held on April 23, 1999, and appoint(s) Paul E. Lego, Mark V. Kaminski and John E. Merow, and each of them, proxies, with power of substitution, to attend the Meeting, and any adjournments thereof, and vote all shares the undersigned is entitled to vote upon the matters indicated and on any other business that may properly come before this meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO INSTRUCTIONS ARE GIVEN, YOUR PROXIES WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1, FOR APPROVAL OF PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY OR PROXIES ON ANY OTHER BUSINESS.

    1. ELECTION OF DIRECTORS:

       [ ] FOR all director nominees listed below                   [ ] WITHHOLD AUTHORITY
         (except as marked to the contrary)                           to vote for all director nominees listed
                                                                      below

    Director Nominees: Mark V. Kaminski, C. Frederick Fetterolf (each for a three-year term)

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THE NAME OF
                         THE NOMINEE ON THE LINE BELOW

--------------------------------------------------------------------------------

    2. Proposal to ratify an amendment to the 1997 stock incentive plan
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

    3. Proposal to ratify additional amendments to the 1997 stock incentive plan
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

    4. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

    5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND RETURN THIS CARD AS SOON AS POSSIBLE. MARK EACH VOTE WITH AN X IN THE BOX.

                                                 DATE:                      1999
                                                      ---------------------,

                                                 -------------------------------
                                                 SIGNATURE

                                                 -------------------------------
                                                 SIGNATURE (IF JOINTLY HELD)

                                                 PLEASE SIGN EXACTLY AS YOUR
                                                 NAME(S) APPEAR(S) ON THIS
                                                 PROXY. ONLY ONE SIGNATURE IS
                                                 REQUIRED IN THE CASE OF A JOINT
                                                 ACCOUNT. WHEN SIGNING IN A
                                                 REPRESENTATIVE CAPACITY, PLEASE
                                                 GIVE TITLE.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS